Exhibit 23.1

Date:	January 4, 2017
Our Ref:	130268

To:

Microbot Medical Inc.

Re: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193100 on Form S-3 of our report dated March 25, 2015 (except for Note 15 as to which our report is dated January 4, 2017), and which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of Microbot Medical Ltd. for the year ended December 31, 2014 appearing in this form 8-k of Microbot Medical Inc.

Respectfully,

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited